Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369
Stewart.Lindsay@Bunge.com

BUNGE COMMENTS ON CORN PRODUCTS’ ANNOUNCEMENT
REGARDING MERGER AGREEMENT

November 5, 2008, White Plains, NY — Bunge Limited (NYSE: BG) today issued the following statement in response to a notification from Corn Products International, Inc. (NYSE: CPO) that the Corn Products Board of Directors intends to withdraw its recommendation of support for the company’s merger agreement with Bunge:

“We are disappointed by the Corn Products Board's decision,” said Alberto Weisser, Bunge Limited's Chairman and Chief Executive Officer.  "Despite the effect of unprecedented turmoil in the equity markets on our companies' stocks, Bunge's Board of Directors and management continue to believe a merger with Corn Products as currently structured would deliver significant value over the long-term to shareholders, employees and customers of both organizations.  Consequently, we have no intention of revising the terms of the transaction.  We intend to evaluate carefully, with the best interests of Bunge's shareholders in mind, our options of either terminating the agreement or proceeding to shareholder votes under the existing agreement.”

Bunge expects to announce its intended course of action promptly.

About Bunge

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers, and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements”, including, among other statements, statements regarding the proposed merger between Bunge Limited and Corn Products International, Inc. and the anticipated consequences and benefits of such transaction.  Statements made in the future tense, and words such as “anticipate”, “expect”, “project”, “continue”, “believe”, “plan”, “estimate”, “intend”, “will”, “may” and similar expressions are intended to identify forward-looking statements.  These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Bunge and Corn Products.  Relevant risks and uncertainties include those referenced in Bunge’s and Corn Products’ filings with the Securities and Exchange Commission (the “SEC”) which can be obtained as described in “Additional Information” below.  Risks and uncertainties relating to the proposed merger include: required regulatory approvals may not be obtained in a timely manner, if at all; the proposed merger may not be consummated; the anticipated benefits of the proposed merger, including synergies, may not be realized; and the integration of Corn Products’ operations with those of Bunge may be materially delayed or may be more costly or difficult than expected.  These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.  Bunge assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Additional Information

This press release is not a substitute for the preliminary joint proxy statement/prospectus or any other documents that Bunge Limited and Corn Products International, Inc. have filed or will file with the SEC in connection with the proposed merger. Investors and securityholders are urged to carefully read the preliminary joint proxy statement/prospectus and any other relevant documents filed or to be filed by Bunge or Corn Products, including the definitive joint proxy statement/prospectus when it becomes available, because they will contain important information.  The preliminary joint proxy statement/prospectus is, and other documents filed or to be filed by Bunge and Corn Products with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov), by accessing Bunge’s website at www.bunge.com under the tab “Investor Information” and from Bunge by directing a request to Bunge Limited, 50 Main Street, White Plains, NY 10606, Attention: Investor Relations, and from Corn Products by directing a request to Corn Products International, Inc., 5 Westbrook Corporate Center Westchester, IL 60154, Attention: Investor Relations.

Bunge, Corn Products and their respective directors, executive officers and other employees may be deemed to be participants in a solicitation of proxies from the securityholders of Bunge or Corn Products in connection with the proposed merger.  Information about Bunge’s directors and executive officers is available in Bunge’s proxy statement, dated April 16, 2008, for its 2008 annual meeting of shareholders and in Bunge’s most recent filing on Form 10-K.  Information about Corn Products’ directors and executive officers is available in Corn Products’ proxy statement, dated April 4, 2008, for its 2008 annual meeting of stockholders and in Corn Products’ most recent filing on Form 10-K.  Additional information about the interests of potential participants is included in the preliminary joint proxy statement/prospectus referred to above.

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